Exhibit 99.1

Moleculin Receives Approval in Italy to Conduct Phase 1/2 Trial Evaluating Annamycin in Combination with Cytarabine (Ara-C) for the Treatment of Acute Myeloid Leukemia (AML)

– Ongoing efforts to open additional clinical sites in Poland and to gain approval to proceed in other European countries

– First subject treated in Italy expected in the first quarter of 2023

HOUSTON, December 21, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today announced it has received approval from the Agenzia Italiana del Farmaco (AIFA, the Italian Medicines Agency competent authority) and the Istituto Superiore di Sanità (ISS, the Italian National Institute of Health) for its Phase 1/2 trial evaluating Annamycin in combination with Cytarabine (Ara-C) in the treatment of subjects with AML who are refractory to or relapsed after induction therapy (MB-106). This adds to the approval the Company already has in Poland where three sites are currently open and recruiting subjects. Additionally, the Company has ongoing efforts to open additional clinical sites in Poland and Italy and gain approval to proceed in other European countries for the MB-106 clinical trial to potentially improve recruitment rates.

“We are pleased to receive authorization to expand our MB-106 trial into Italy. This marks an important milestone in the global expansion of our AML development program. Based on the encouraging data seen to date from the successfully concluded single agent trials, we remain very optimistic in Annamycin’s potential to treat refractory or relapsed AML in combination with Cytarabine. We are committed to driving enrollment and our team is working diligently to bring additional sites online and enroll subjects for the study,” commented Walter Klemp, Chairman and CEO of Moleculin. He continued, “In Poland we expect the first subject to be treated in MB-106 to be in the near term.”

Annamycin is the Company’s next-generation anthracycline that has been designed to be non-cardiotoxic and has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin (a commonly prescribed anthracycline), as well as demonstrating the ability to avoid the multidrug resistance mechanisms that typically limit the efficacy of doxorubicin and other currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory AML and STS lung metastases and the Company believes it may have the potential to treat additional indications.

The Phase 1/2 MB-106 trial is an open label trial that builds on the safety and dosage data from the two successfully concluded single agent Annamycin AML Phase 1 trials (MB-104 and MB-105) conducted in the U.S. and Europe. Additionally, the preclinical animal data from sponsored research demonstrated Annamycin in combination with Cytarabine had a 68% improvement in the median overall survival (OS) compared to Annamycin as a single agent and a 241% increase in OS compared to Cytarabine alone.1 Subject enrollment and screening for the MB-106 trial is underway and the Company expects to initiate subject treatment in the near term and the first subject to be treated in Italy in the first quarter of 2023.

1 Zal T, Zielinski R, Grela K, Cardenas-Zuniga R, Skora S, Fokt I, Zal A, Andreeff M, Gil L Shephard R, Priebe W, High Efficacy of Liposomal Annamycin (L-ANN) in Combination with Cytarabine in Syngeneic p53-Null AML Mouse Model, Blood (2020) 136 (Supplement 1): 6-7. https://doi.org/10.1182/blood-2020-143344

Annamycin currently has Fast Track Status and Orphan Drug Designation from the US Food and Drug Administration (FDA) for the treatment of STS lung metastases and the treatment of relapsed or refractory AML. For more information about the MB-106 Phase 1/2 trial, visit clinicaltrialsregister.eu and reference EudraCT 2020-005493-10 or clinicaltrials.gov and reference NCT05319587.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, , the timing of the first patient treated in MB-106, whether the results of Moleculin’s preclinical animal models can be replicated in human trials and Moleculin’s ability to expand its MB-106 clinical trial using Annamycin in combination with Cytarabine for the treatment of R/R AML into additional sites in Poland and other countries in Europe to potentially improve recruitment rates. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

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